HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION REPORTS EARNINGS
FOR THIRD QUARTER FISCAL YEAR 2022

MUSCATINE, Iowa (October 24, 2022) – HNI Corporation (NYSE: HNI) today announced sales for the third quarter ended October 1, 2022 of $598.8 million and net income of $63.1 million. GAAP net income per diluted share, which included a $51 million pre-tax gain from the sale of Lamex, was $1.51, compared to $0.43 in the prior year. Non-GAAP net income per diluted share was $0.71, compared to $0.43 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this release.

Highlights
•Strong earnings growth. In the third quarter, the Corporation delivered 65 percent growth in non-GAAP earnings per share on a year-over-year basis, driven by positive price-cost and improving product mix.
•Solid top- and bottom-line performance in Residential Building Products. Segment revenue increased 10 percent organically year-over-year (on top of a +25 percent prior year comparable), with both new construction and remodel-retrofit growing similarly in the quarter. Segment operating profit increased 19 percent versus the same period a year ago, driven by positive price-cost and volume improvement.
•Cost savings initiatives. In response to softer demand trends, in anticipation of weaker macro conditions, and as part of ongoing efforts to improve long-term profitability, the Corporation initiated corporate-wide cost savings actions during the third quarter. The savings are estimated to be $30 million on an annual basis once they become fully mature in early 2023.

“Our members delivered a strong quarter despite softer demand tied to the weaker macroeconomic environment. In Workplace Furnishings, orders from larger contract customers remain subdued—reflecting uncertainty around the economy and how to execute their office re-entry objectives. Smaller, transactional order activity, which historically reacts more quickly to economic concerns, was weak throughout the quarter.

“However, we generated solid revenue growth in the mid-market, where HNI holds a unique and leading position. Compared to contract customers in larger metro areas, customers in the mid-market have more often returned to their offices with traditional in-person or hybrid working models—driving demand growth in the face of increasing economic uncertainty. We are encouraged by this trend as it reflects the underlying strength in demand that will emerge more broadly once the economy stabilizes and more customers implement office re-entry plans.

“In Residential Building Products, our category-leading position and favorable housing demographics further reinforce our bullishness around future revenue, earnings, and cash flow growth. Although we expect and are prepared for near-term challenges, we are confident long-term demand in both of our segments will be strong,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

HNI Corporation – Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	October 1, 2022	October 2, 2021	Change
GAAP
Net Sales	$598.8	$586.7	2.1%
Gross Profit %	35.0%	33.3%	170	bps
SG&A %	29.8%	28.8%	100	bps
Gain on Sale of Subsidiary	$50.6	$ —	NM
Operating Income	$81.9	$26.2	212.1%
Operating Income %	13.7%	4.5%	920	bps
Effective Tax Rate	20.7%	21.5%
Net Income %	10.5%	3.3%	720	bps
EPS – diluted	$1.51	$0.43	251.2%

Non-GAAP
Gross Profit %	35.6%	33.3%	230 bps
Operating Income	$40.4	$26.2	54.1%
Operating Income %	6.8%	4.5%	230 bps
EPS – diluted	$0.71	$0.43	65.1%

Third Quarter Summary Comments
•Consolidated net sales increased 2.1 percent from the prior-year quarter to $598.8 million. On an organic basis, sales increased 3.3 percent year-over-year. The sale of the Corporation's China- and Hong Kong-based Lamex office furniture business during the quarter decreased year-over-year sales $17.9 million, while the acquisition of residential building products companies in 2021 and 2022 increased year-over-year sales by $11.2 million. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.

•Gross profit margin expanded 170 basis points compared to the prior-year quarter. This increase was driven by improved price-cost and favorable product mix, partially offset by lower volume in the Workplace Furnishings segment, operational investments, and reduced net productivity. Included in current quarter cost of sales was $3.6 million of one-time charges primarily due to strategic restructuring of an eCommerce business in the Workplace Furnishings segment that commenced in the fourth quarter of 2021.
•Selling and administrative expenses as a percent of sales increased 100 basis points compared to the prior-year quarter. The increase was driven by $5.6 million associated with a company-wide cost reduction initiative, along with lower volume in the Workplace Furnishings segment, higher investment spend, and increased freight costs. These factors were partially offset by dilution from price realization, lower variable compensation, and lower core SG&A.
•A pre-tax gain of $50.6 million was recorded as a corporate item during the current quarter as a result of the divestiture of the Lamex business.
•Non-GAAP net income per diluted share was $0.71 compared to $0.43 in the prior-year quarter. The increase was driven by favorable price-cost, along with favorable product mix, lower variable compensation, and lower core SG&A, partially offset by lower Workplace Furnishings volume, lower net productivity, and increased investment spend.

Workplace Furnishings – Financial Performance
(Dollars in millions)
	Three Months Ended
	October 1, 2022	October 2, 2021	Change
GAAP
Net Sales	$375.2	$393.1	(4.6%)
Operating Profit	$5.6	$3.9	44.9%
Operating Profit %	1.5%	1.0%	50	bps

Non-GAAP
Operating Profit	$9.2	$3.9	136.3%
Operating Profit %	2.5%	1.0%	150 bps

•Workplace Furnishings net sales decreased 4.6 percent from the prior-year quarter to $375.2 million. On an organic basis sales were flat year-over-year. The impact of the sale of the Lamex business during the quarter decreased sales $17.9 million compared to the prior-year quarter.
•Workplace Furnishings GAAP operating profit margin expanded 50 basis points versus the prior-year quarter. On a non-GAAP basis, segment operating profit margin expanded 150 basis points driven by favorable price-cost, favorable product mix, and lower core SG&A, partially offset by lower volume, reduced net productivity, and increased investment spend.
•The Workplace Furnishings segment recorded $3.6 million of one-time charges primarily due to strategic restructuring of an eCommerce business that commenced in the fourth quarter of 2021.

Residential Building Products – Financial Performance
(Dollars in millions)
	Three Months Ended
	October 1, 2022	October 2, 2021	Change
GAAP
Net Sales	$223.6	$193.6	15.5%
Operating Profit	$39.6	$33.4	18.7%
Operating Profit %	17.7%	17.2%	50	bps

•Residential Building Products net sales increased 15.5 percent from the prior-year quarter to $223.6 million. On an organic basis, sales increased 9.7 percent year-over-year. The impact of residential building products companies acquired in 2021 and 2022 increased sales $11.2 million compared to the prior-year quarter.
•Residential Building Products operating profit margin expanded 50 basis points year-over-year, primarily driven by favorable price-cost and higher volume, partially offset by the impact of acquisitions and increased investment spend.

Third Quarter Orders
•Normalized orders in the Workplace Furnishings segment decreased 15 percent versus the same period a year ago. The quarter was up against a strong year-ago comparable; third quarter 2021 normalized orders increased 40 percent on a year-over-year basis. During the third quarter of 2022, orders from small-to-medium sized customers were stronger than those from larger contract customers. Transactional activity through national supplies dealers and wholesale partners was weak throughout the quarter.
•Orders in the Residential Building Products segment decreased six percent compared to the prior-year period. New construction order rates outperformed remodel/retrofit activity during the quarter.

Fourth Quarter 2022 Outlook
Broader macroeconomic and recession concerns continue to negatively impact demand in most markets. As a result, the Corporation is lowering its outlook for fiscal year 2022.
•Fourth quarter non-GAAP earnings are expected to decrease sequentially from third quarter 2022 levels but modestly exceed year-ago results primarily due to favorable price-cost.
•Workplace Furnishings fourth quarter revenue: the Corporation now expects revenue to decline at a low-teens year-over-year rate in the fourth quarter. This outlook is lower than previous expectations due to reduced demand and also includes:
–The result of divesting Lamex in the third quarter, which is expected to decrease fourth quarter revenue approximately eight percent versus the prior year.
–The impact of the previously announced restructuring of an eCommerce business, which is expected to lower fourth quarter revenue approximately seven percent compared to the prior year.

•Residential Building Products fourth quarter revenue: pricing benefits and inorganic revenue from acquisitions are expected to drive growth rates in the low-to-mid single-digits in the fourth quarter. This outlook is lower than previous expectations with slower demand driving the reduction.
•Balance Sheet: the Corporation expects to maintain a strong balance sheet through the remainder of 2022, and throughout 2023. Low leverage and continued free cash flow generation are expected to provide ample capacity for investment, dividend payments, M&A, and share buyback.

Concluding Remarks
“We are prepared for a difficult near-term environment and remain committed to our core strategies, which will expand margins in Workplace Furnishings and drive long-term revenue growth in Residential Building Products,” Mr. Lorenger concluded.

Conference Call
HNI Corporation will host a conference call on Monday, October 24, 2022 at 10:00 a.m. (Central) to discuss third quarter fiscal year 2022 results. To participate, call 1-855-761-5600 – conference ID number 7175411. A live webcast of the call will be available on HNI Corporation’s website at https://investors.hnicorp.com/events-and-presentations. A replay of the webcast and call will be made available from Monday, October 24, 2022 at 1:00 p.m. (Central) through Monday, October 31, 2022, 10:59 p.m. (Central). To replay the webcast, go to the link above. To replay the call, dial 1-800-770-2030 – Conference ID: 7175411.

About HNI Corporation
HNI Corporation (NYSE: HNI) is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP), including statements regarding the expected effects on the Corporation’s business, financial condition and results of operations from declining macroeconomic conditions. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation’s actual future results and performance to differ materially from expected results. These risks include but are not limited to: the duration and scope of the COVID-19 pandemic, including any emerging variants of the virus, and its effect on people and the economy; potential disruptions in the global supply chain; the effects of prolonged periods of inflation; potential labor shortages; the levels of office furniture needs and housing starts; overall demand for the Corporation’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation’s customers; the Corporation’s reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation’s financing activities; an inability to protect the Corporation’s intellectual property; impacts of tax legislation; and force majeure events outside the Corporation’s control, including those that may result from the effects of climate change. A description of these risks and additional risks can be found in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net sales	$598.8	$586.7	$1,792.9	$1,581.5
Cost of sales	389.3	391.4	1,165.9	1,018.3
Gross profit	209.5	195.4	627.0	563.2
Selling and administrative expenses	178.2	169.1	544.3	489.6
Gain on sale of subsidiary	(50.6)	—	(50.6)	—
Impairment charges	—	—	1.0	—
Operating income	81.9	26.2	132.2	73.5
Interest expense, net	2.4	1.9	6.5	5.5
Income before income taxes	79.5	24.4	125.8	68.1
Income taxes	16.4	5.2	18.2	16.5
Net income	63.1	19.2	107.6	51.6
Less: Net income (loss) attributable to non-controlling interest	(0.0)	0.0	(0.0)	(0.0)
Net income attributable to HNI Corporation	$63.1	$19.2	$107.6	$51.6

Average number of common shares outstanding – basic	41.3	43.8	41.8	43.6
Net income attributable to HNI Corporation per common share – basic	$1.53	$0.44	$2.57	$1.18
Average number of common shares outstanding – diluted	41.8	44.3	42.3	44.0
Net income attributable to HNI Corporation per common share – diluted	$1.51	$0.43	$2.54	$1.17

Foreign currency translation adjustments	$(3.7)	$0.0	$(5.5)	$0.1
Change in unrealized gains (losses) on marketable securities, net of tax	(0.3)	(0.0)	(0.8)	(0.2)
Change in derivative financial instruments, net of tax	(0.1)	0.2	0.9	0.6
Other comprehensive income (loss), net of tax	(4.0)	0.2	(5.4)	0.5
Comprehensive income	59.1	19.3	102.2	52.1
Less: Comprehensive income (loss) attributable to non-controlling interest	(0.0)	0.0	(0.0)	(0.0)
Comprehensive income attributable to HNI Corporation	$59.1	$19.3	$102.2	$52.1

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	October 1, 2022	January 1, 2022
Assets
Current Assets:
Cash and cash equivalents	$21.1	$52.3
Short-term investments	2.0	1.4
Receivables	243.8	240.0
Allowance for doubtful accounts	(2.4)	(2.8)
Inventories, net	222.2	181.6
Prepaid expenses and other current assets	53.4	51.1
Total Current Assets	540.0	523.5
Property, Plant, and Equipment:
Land and land improvements	31.0	30.9
Buildings	292.3	294.5
Machinery and equipment	589.3	593.6
Construction in progress	31.9	29.7
	944.5	948.7
Less accumulated depreciation	(595.4)	(581.9)
Net Property, Plant, and Equipment	349.1	366.8
Right-of-use Finance Leases	11.0	10.2
Right-of-use Operating Leases	92.3	82.9
Goodwill and Other Intangible Assets	451.9	471.5
Other Assets	54.3	43.1
Total Assets	$1,498.6	$1,497.9
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$435.0	$473.8
Current maturities of debt	1.2	3.2
Current maturities of other long-term obligations	2.0	3.9
Current lease obligations - Finance	3.3	2.8
Current lease obligations - Operating	18.8	22.8
Total Current Liabilities	460.4	506.4
Long-Term Debt	199.7	174.6
Long-Term Lease Obligations - Finance	7.7	7.4
Long-Term Lease Obligations - Operating	82.3	63.8
Other Long-Term Liabilities	77.5	80.7
Deferred Income Taxes	64.6	75.0
Total Liabilities	892.2	907.9
Equity:
HNI Corporation shareholders' equity	606.1	589.6
Non-controlling interest	0.3	0.3
Total Equity	606.4	590.0
Total Liabilities and Equity	$1,498.6	$1,497.9

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Nine Months Ended
	October 1, 2022	October 2, 2021
Net Cash Flows From (To) Operating Activities:
Net income	$107.6	$51.6
Non-cash items included in net income:
Depreciation and amortization	63.5	62.0
Other post-retirement and post-employment benefits	1.0	1.0
Stock-based compensation	6.4	9.5
Reduction in carrying amount of right-of-use assets	19.7	19.0
Deferred income taxes	(10.4)	(2.1)
Gain on sale of subsidiary	(50.6)	—
Other – net	(0.4)	2.6
Net decrease in cash from operating assets and liabilities	(99.3)	(64.1)
Increase (decrease) in other liabilities	(3.5)	8.9
Net cash flows from (to) operating activities	33.9	88.5

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(41.7)	(38.2)
Proceeds from sale of property, plant, and equipment	0.0	0.2
Acquisition spending, net of cash acquired	(9.2)	(1.5)
Capitalized software	(7.0)	(9.6)
Purchase of investments	(2.3)	(3.3)
Sales or maturities of investments	1.9	3.2
Net proceeds from sale of subsidiary	71.4	—
Net cash flows from (to) investing activities	13.2	(49.2)

Net Cash Flows From (To) Financing Activities:
Payments of debt	(298.5)	(1.8)
Proceeds from debt	321.6	4.3
Dividends paid	(39.9)	(40.4)
Purchase of HNI Corporation common stock	(65.2)	(18.5)
Proceeds from sales of HNI Corporation common stock	4.0	29.9
Other – net	(0.4)	(2.6)
Net cash flows from (to) financing activities	(78.3)	(29.0)

Net increase (decrease) in cash and cash equivalents	(31.2)	10.3
Cash and cash equivalents at beginning of period	52.3	116.1
Cash and cash equivalents at end of period	$21.1	$126.4

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Reportable Segment Data
(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net Sales:
Workplace furnishings	$375.2	$393.1	$1,135.0	$1,040.0
Residential building products	223.6	193.6	657.9	541.5
Total	$598.8	$586.7	$1,792.9	$1,581.5

Income (Loss) Before Income Taxes:
Workplace furnishings	$5.6	$3.9	$11.1	$9.6
Residential building products	39.6	33.4	117.0	103.8
General corporate	(14.0)	(11.0)	(46.5)	(39.8)
Gain on sale of subsidiary	50.6	—	50.6	—
Operating income	81.9	26.2	132.2	73.5
Interest expense, net	2.4	1.9	6.5	5.5
Total	$79.5	$24.4	$125.8	$68.1

Depreciation and Amortization Expense:
Workplace furnishings	$11.3	$11.9	$34.6	$35.9
Residential building products	3.2	2.5	9.3	7.4
General corporate	6.5	6.4	19.6	18.7
Total	$21.0	$20.9	$63.5	$62.0

Capital Expenditures (including capitalized software):
Workplace furnishings	$10.0	$6.5	$26.4	$24.0
Residential building products	3.6	5.5	12.1	12.1
General corporate	1.8	3.5	10.2	11.7
Total	$15.5	$15.5	$48.7	$47.8

			As of October 1, 2022	As of January 1, 2022
Identifiable Assets:
Workplace furnishings			$807.7	$809.0
Residential building products			517.7	479.5
General corporate			173.3	209.5
Total			$1,498.6	$1,497.9

Amounts may not sum due to rounding.

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, this earnings release contains the following non-GAAP financial measures: organic sales, gross profit, operating income, operating profit, income taxes, net income, and net income per diluted shares (i.e., EPS). These measures are adjusted from the comparable GAAP measure to exclude the impacts of the selected items as summarized in the following tables. In the current period, the effective tax rate used to calculate non-GAAP EPS differs from the GAAP effective tax rate due to the impact of the Lamex divestiture in third quarter 2022. Generally, non-GAAP EPS is calculated using HNI's overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP components.

The sales adjustments to arrive at the non-GAAP organic sales information presented in this earnings release relate to the current period exclusion of net sales of residential building products companies acquired, as well as the exclusion of a portion of the prior period net sales of the Lamex business that was divested in the current quarter. The transactions excluded for purposes of other non-GAAP financial information included in this earnings release include restructuring charges comprised of inventory valuation adjustments and relocation and new facility setup costs in connection with capacity expansion initiatives in the Workplace Furnishings segment. Also excluded are one-time items related to the gain on sale of the Lamex business and company-wide cost reduction initiatives.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	October 1, 2022			October 2, 2021
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Sales as reported (GAAP)	$375.2	$223.6	$598.8	$393.1	$193.6	$586.7
% change from PY	(4.6%)	15.5%	2.1%

Less: Acquisitions and Divestitures	—	11.2	11.2	17.9	—	17.9

Organic Sales (non-GAAP)	$375.2	$212.4	$587.6	$375.2	$193.6	$568.8
% change from PY	0.0%	9.7%	3.3%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	October 1, 2022
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$209.5	$81.9	$16.4	$63.1	$1.51
% of net sales	35.0%	13.7%		10.5%
Tax %			20.7%

Restructuring charges	3.6	3.6	0.8	2.8	0.07
Company-wide cost reduction initiative	—	5.6	1.2	4.4	0.10
Gain on sale of subsidiary	—	(50.6)	(10.1)	(40.5)	(0.97)

Results (non-GAAP)	$213.0	$40.4	$8.3	$29.7	$0.71
% of net sales	35.6%	6.8%		5.0%
Tax %			21.9%

Workplace Furnishings Reconciliation
(Dollars in millions)
	Three Months Ended
	October 1, 2022	October 2, 2021	Percent Change
Operating profit as reported (GAAP)	$5.6	$3.9	44.9%
% of net sales	1.5%	1.0%

Restructuring charges	3.6	—

Operating profit (non-GAAP)	$9.2	$3.9	136.3%
% of net sales	2.5%	1.0%